UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 5, 2017

MTS SYSTEMS CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MINNESOTA	0-02382	41-0908057
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

14000 TECHNOLOGY DRIVE, EDEN PRAIRIE, MN 55344
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(952) 937-4000
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

N/A
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 5, 2017, MTS Systems Corporation (the “Company”) announced the retirement of William E. Bachrach as the Company’s President, Test, effective as of January 13, 2017. In connection with Dr. Bachrach’s retirement, the Company anticipates entered into a consulting agreement with him pursuant to which Dr. Bachrach would provide certain consulting services to the Company, primarily to assist with the transition to new leadership in the Test segment.

Additionally, on January 5, 2017, the Company announced that its Test segment will be divided into two separate business units, “Materials Test Systems” and “Vehicles and Structure Test Systems.” As a result of the reorganization, the Company announced that William C. Becker will continue to serve as President, Materials Test Systems, and that Steven B. Harrison has been appointed the President, Vehicles and Structure Test Systems, effective as of February 6, 2017.

Mr. Becker joined the Company as President, Materials Test Systems, in October 2016. From July 2010 to August 2016, Mr. Becker, 63, previously served as Managing Director of Zwick USA, a wholly owned U.S. subsidiary of Zwick/Roell AG, a privately held German manufacturer of premium materials testing systems. Pursuant to a letter agreement (the “Becker Letter Agreement”) between the Company and Mr. Becker, Mr. Becker received the following compensation in connection with his employment: (i) an annual base salary of $300,000; (ii) a cash signing bonus in the amount of $25,000; and (iii) an equity signing bonus of Company restricted stock units valued at $30,000. As an executive officer of the Company, Mr. Becker is entitled to participate in the MTS Executive Variable Compensation Plan with a target amount equal to 40% of his annual salary, as well as the Company’s Executive Severance Plan and the Executive Change in Control Severance Plan. Mr. Becker also received an annual grant of equity equal to $120,000, comprised of stock options and performance restricted stock units, which was awarded in December 2016.

Mr. Harrison, 51, previously served as President (August 2015 to December 2016) and Chief Commercial Officer (August 2012 to August 2015) of AAR Airlift Group, Inc. (“AAR Airlift”), a wholly owned subsidiary of AAR CORP., a NYSE-listed provider of products and services to the worldwide aviation and government and defense markets. Prior to joining AAR Airlift, Mr. Harrison served as the President and Chief Executive Officer of National Airlines, an international provider of on demand cargo and passenger services, from September 2010 through July 2012.

In connection with Mr. Harrison’s appointment, the Company entered into a letter agreement (the “Harrison Letter Agreement”) with Mr. Harrison outlining the details of his employment. Pursuant to the Harrison Letter Agreement, Mr. Harrison will receive the following compensation: (i) an annual base salary of $335,000; (ii) a cash signing bonus in the amount of $20,000; and (iii) an equity signing bonus of Company restricted stock units valued at $50,000 to be granted the 15th of the month following his start date. As an executive officer of the Company, Mr. Harrison will be entitled to participate in the MTS Executive Variable Compensation Plan with a target amount equal to 45% of his annual salary which target amount has been guaranteed to him for the fiscal year ending September 30, 2017, as well as the Company’s Executive Severance Plan and the Executive Change in Control Severance Plan. Mr. Harrison will also receive an annual grant of equity equal to $175,000, comprised of restricted stock units, stock options and performance restricted stock units, to be granted the 15th of the month following his start date.

There are no family relationships between Mr. Becker, Mr. Harrison and any other executive officer or director of the Company that require disclosure under Item 401(d) of Regulation S-K. There are no transactions between Mr. Becker, Mr. Harrison or any member of Mr. Becker’s or Mr. Harrison’s immediate family and the Company that require disclosure under Item 404(a) of Regulation S-K.

The foregoing summaries of the Becker Letter Agreement and the Harrison Letter Agreement are subject to, and qualified in their entirety by, the full text of the Becker Letter Agreement and the Harrison Letter Agreement, which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On January 5, 2017, the Company issued a press release announcing the events discussed in Item 5.02 above, the text of which is furnished as Exhibit 99.1 hereto. The information contained in this Item 7.01 and Exhibit 99.1 is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18. Furthermore, the information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be incorporated by reference into our filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is being furnished herewith:

10.1	Letter Agreement, dated August 24, 2016, by and between MTS Systems Corporation and William C. Becker.
10.2	Letter Agreement, dated December 30, 2016, by and between MTS Systems Corporation and Steven B. Harrison.
99.1	Press Release dated January 5, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTS SYSTEMS CORPORATION
(Registrant)

Date: January 5, 2017	By:	/s/ Jeffrey A. Graves
Jeffrey A. Graves
President and Chief Executive Officer

EXHIBIT INDEX

Number	Title	Method of filing
10.1	Letter Agreement, dated August 24, 2016, by and between MTS Systems Corporation and William C. Becker	Filed electronically
10.2	Letter Agreement, dated December 30, 2016, by and between MTS Systems Corporation and Steven B. Harrison	Filed electronically
99.1	Press Release dated January 5, 2017	Furnished electronically